Prospectus Supplement
(To prospectus dated April 11, 2002)

UQM Technologies, Inc.

720,000 Shares of Common Stock

Our common stock is listed on the American Stock Exchange under the symbol "UQM." On October 14, 2003, the last reported sale price on the American Stock Exchange was $3.65 per share. The public offering price of the common stock in this offering was based on the market price of our common stock, with appropriate adjustment for market demand, and negotiations between us and I-Bankers Securities, the underwriter. We have applied to list the additional shares of common stock we are offering on the American Stock Exchange.

Investing in our securities involves certain risks. See "Risk Factors" beginning on page S-1 of this prospectus supplement and page 1 of the enclosed prospectus.

You should read this prospectus supplement and the enclosed prospectus carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$3.30	$2,376,000
Underwriting discount	$0.256	$184,140
Proceeds to UQM	$3.044	$2,191,860

The underwriter will purchase the securities from us on a firm commitment basis and offer them to you, subject to certain conditions.

We expect total cash expenses of this offering to be $45,000. On completion of this offering, we will have approximately 19,570,243 shares outstanding, based on the number of shares outstanding as of October 13, 2003.

The underwriter is underwriting the securities being offered in this prospectus supplement. We expect to deliver the securities in Denver, Colorado against payment on October 20, 2003.

The address and telephone number of our principal executive offices are 7501 Miller Drive, Frederick, Colorado 80530, (303) 278-2002.

Prospectus Supplement dated October 15, 2003.

The terms "we," "us," "our" and similar terms refer to UQM Technologies, Inc.

__________________

TABLE OF CONTENTS

RISK FACTORS

Before investing in our securities, you should carefully consider the following risk factors and the risk factors in the enclosed prospectus as well as the other information in this prospectus supplement and the enclosed prospectus and the information incorporated by reference.

We have incurred significant operating losses and may continue to do so.

We have incurred significant operating losses as shown in the following tables:
	Quarter Ended June 30,
	2003	2002
Net Loss	$ 390,326	$ 597,891
	Fiscal Years Ended March 31,
	2003	2002	2001
Net Loss	$ 3,598,650	$ 8,592,655	$ 3,140,122

We have had accumulated deficits as follows:

June 30, 2003	$ 47,746,354
March 31, 2003	$ 47,356,028

In the future we plan to make additional investments in product development and commercialization, which is likely to cause us to remain unprofitable.

The current economic downturn has resulted in a reduction in our contract manufacturing revenue and future reductions could further adversely affect our financial condition, results of operations and liquidity.

Our electronic products segment manufactures products to customers' design specifications as a contract manufacturer. We purchase inventory on behalf of customers for which the customer is financially obligated in the event its production order with us is cancelled or otherwise not fulfilled. Some of our customers have experienced downturns in their businesses as a result of deteriorating general economic conditions and other factors. In addition, our electronics manufacturing contracts generally do not include minimum purchase requirements and during economic downturns such as we have experienced in the current fiscal year, some of our customers have reduced and may continue to reduce their orders for our services and our electronics manufacturing revenue has declined and may continue to decline. If customers were to experience financial difficulties, reduce their orders, not honor financial obligations for the inventory we hold for them, or not pay the accounts receivable due from them, we could experience a material adverse change in our financial condition, results of operations and liquidity.

Most of our net sales have come from two customers, one of which terminated its relationship with us in July 2003 and we expect reductions in purchases by our remaining significant customer in the second fiscal quarter which could further negatively impact our financial condition, results of operations and liquidity.

A significant portion of our total revenue was concentrated among two large customers prior to July 2003, Tyco International and Invacare Corporation. Tyco International terminated its relationship with us in July 2003. Although the Company hopes to replace some or all of the revenue from the loss of the Tyco International business with orders from new customers and additional orders from existing customers, the Company has replaced only a small portion of this revenue as of the date of this report, and there can be no assurance that the Company will be successful in replacing such revenue in future periods. If the Company is not successful in replacing all the revenue now derived from Tyco International we will experience a material adverse change in our financial condition, results of operations and liquidity. In addition, based on existing orders, the Company expects revenue derived from its remaining significant customer, Invacare Corporation, to decline substantially in the second quarter and potentially beyond the second quarter due to weak demand from Invacare due to higher than normal levels of motor inventory in the possession of Invacare. This reduction in revenue from Invacare may cause a material adverse change in our financial condition, results of operations and liquidity. Further, should we lose this remaining significant customer, we could experience a material adverse change in our financial condition, results of operations and liquidity.

The failure by our customers to adapt their products to rapidly changing competitive conditions could harm our business.

Historically, a large portion of our sales have been to companies in the electronics industry, which is subject to rapid technological change and product obsolescence. If our customers are unable to create products that keep pace with the changing technological environment, our customers' products could become obsolete and the demand for our manufacturing services could decline significantly, causing a material adverse change in our financial condition, results of operations and liquidity.

Our operating losses and working capital requirements could consume our current cash balances.

We had a net loss of $390,326 during the first quarter ended June 30, 2003. Cash balances stood at $2,162,090 at June 30, 2003. If our losses continue at this level, they could consume some or all of our current cash balances. During several fiscal years prior to the fiscal years ended March 31, 2003 and 2002, we experienced substantial growth in our revenue, which increased our working capital requirements. Should future growth resume at a similar rate or an accelerated rate, the working capital requirements to fund our operations and pursue acquisition opportunities may consume our existing cash balances.

Our government contracts can be cancelled with little or no notice and could restrict our ability to commercialize our technology.

Some of our technology has been developed under government funding by United States government agencies. In some cases, government agencies in the United States can require us to obtain or produce components for our systems from sources located in the United States rather than foreign countries. Our contracts with government agencies are also subject to the risk of termination at the convenience of the contracting agency and in some cases grant "march-in" rights to the government. March-in rights are the right of the United States government or the applicable government agency, under limited circumstances, to exercise a non-exclusive, royalty-free, irrevocable worldwide license to any technology developed under contracts funded by the government to facilitate commercialization of technology developed with government funding. March-in rights can be exercised if we fail to commercialize the developed technology. The implementation of restrictions on our sourcing of components or the exercise of march-in rights by the government or an agency of the government could restrict our ability to commercialize our technology.

We face intense competition in our motor development and may be unable to compete successfully.

In developing electric motors for use in vehicles, wheelchairs and other applications, we face competition from very large domestic and international companies, including the world's largest automobile manufacturers. These companies have far greater resources to apply to research and development efforts than we have, and they may independently develop motors that are technologically more advanced than ours.

If we are unable to protect our patents and other proprietary technology, we will be unable to prevent third parties from using our technology, which would impair our competitiveness and ability to commercialize our products. In addition, the cost of enforcing our proprietary rights may be expensive and result in increased losses.

Our ability to compete effectively against other companies in our industry will depend, in part, on our ability to protect our proprietary technology. Although we have attempted to safeguard and maintain our proprietary rights, we do not know whether we have been or will be successful in doing so. We have historically pursued patent protection in a limited number of foreign countries where we believe significant markets for our products exist or where potentially significant competitors have operations. It is possible that a substantial market could develop in a country where we have not received patent protection and under such circumstances our proprietary products would not be afforded legal protection in these markets. Further, our competitors may independently develop or patent technologies that are substantially equivalent or superior to ours. We cannot assure you that additional patents will be issued to us or, if they are issued, as to the scope of their protection. Patents granted may not provide meaningful protection from competitors. Even if a competitor's products were to infringe patents owned by us, it would be costly for us to pursue our rights in an enforcement action, it would divert funds and resources which otherwise could be used in our operations and we cannot assure that we would be successful in enforcing our intellectual property rights. In addition, effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country where we may operate or sell our products in the future.

If third parties assert technology infringement claims against us, the defense of the claims could involve significant legal costs and require our management to divert time and attention from our business operations. If we are unsuccessful in defending any claims of infringement, we may be forced to obtain licenses or to pay royalties to continue to use our technology. We may not be able to obtain any necessary licenses on commercially reasonable terms or at all. If we fail to obtain necessary licenses or other rights, or if these licenses are costly; our results of operations may suffer either from reductions in revenues through our inability to serve customers or from increases in costs to license third-party technologies.

Use of our motors in vehicles including wheelchairs could subject us to product liability claims, and product liability insurance claims could cause an increase in our insurance rates or could exceed our insurance limits, which could impair our financial condition, results of operations and liquidity.

Because some of our motors are designed to be used in vehicles including wheelchairs, and because vehicle accidents can cause injury to persons and property, we are subject to a risk of claims for product liability. We carry product liability insurance of $1 million covering all of our products. If we were to experience a large insured loss, it might exceed our coverage limits, or our insurance carriers could decline to further cover us or raise our insurance rates to unacceptable levels, any of which could impair our financial position and results of operations.

DILUTION

Investors in this offering will experience dilution, measured by the difference between the purchase price of the securities sold and the adjusted net tangible book value per share after the offering. Net tangible book value per share of common stock on any given date is determined by dividing the net tangible book value (total tangible assets less total liabilities), by the number of shares of common stock outstanding. At June 30, 2003, our net tangible book value was $7,152,209, or $0.38 per share of common stock outstanding. If we had sold 720,000 shares at $3.30 per share on June 30, 2003 (less assumed agent commissions of 7.75% and other expenses of the offering), our adjusted net tangible book value at June 30, 2003 would have been $9,299,069, or $0.48 per share, representing an immediate increase in net tangible book value of $0.10 per share to existing stockholders and an immediate dilution of $2.82 per share to purchasers of common stock in this offering.

The following table illustrates this example on a per share basis:
Common stock purchase price	$3.30
Net tangible book value before the offering	$0.38
Increase attributable to new investors	$0.10
Adjusted net tangible book value after the offering	$0.48
Dilution to purchasers	$2.82

The example excludes 3,193,457 shares which were subject to outstanding options and warrants as of June 30, 2003, at exercise prices ranging from $2.55 to $8.75 per share. To the extent these securities are exercised there may be further dilution to new investors.

USE OF PROCEEDS

The net proceeds from this offering will be approximately $2,146,860, after deducting the underwriting discount of 7.75% and estimated offering expenses of $45,000.

We plan to use the net proceeds from this offering for general corporate purposes, including working capital, funding future growth and other business opportunities.

PLAN OF DISTRIBUTION

We have entered into an underwriting agreement with the underwriter relating to the offering and sale of the common stock covered by this prospectus supplement. In the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, the aggregate number of shares of common stock set forth opposite its name below:

Underwriter	Number of Shares
IBS Holding Corporation (d/b/a I-Bankers Securities)	720,000

The obligations of the underwriter under the underwriting agreement to purchase common stock from us are subject to certain conditions in the underwriting agreement being satisfied. The nature of the underwriter's obligations is such that it is committed to purchase and pay for all of the above shares of common stock if any are purchased.

The underwriter has advised us that it proposes to offer the common stock to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriter may offer the securities to selected dealers at the public offering price minus a selling concession not in excess of $0.132 per share of common stock. In addition, the underwriter may allow, and those selected dealers may reallow, a selling concession not in excess of $0.066 per share of common stock.

In the underwriting agreement, we have agreed that:

  we will pay our expenses related to this offering, which we estimate will be $25,000;
  we will reimburse the underwriter, IBS Corporation (d/b/a I-Bankers Securities), for its direct expenses, including postage, telephone, travel, transportation and other similar expenses; and
  we have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriter may be required to make because of any of those liabilities.

In addition, we have agreed to issue to I-Bankers Securities a warrant to purchase a number of shares of common stock equal to 10% of the aggregate amount of common stock actually sold by the underwriter. The warrants shall be exercisable for a period of four years and shall have an exercise price of 120% of the offering price attributable to such shares. I-Bankers Securities shall not be entitled to cashless exercise of the warrants but will be granted customary "piggyback" registration rights with respect to the shares obtained upon exercise of the warrants, all as may be agreed to in more detail by the parties. The warrant will be restricted from sale, transfer, assignment or hypothecation for a period of one year from the effective date of the offering, except to officers or partners (but not directors) of the agent and members of the selling group.

Further, if we issue securities in a subsequent financing within 12 months of the closing of this offering, and an investor in that offering is one that was introduced to us in this offering by I-Bankers Securities, then I-Bankers Securities will have the right of first refusal to act as agent for those investors. This right of first refusal is considered additional underwriter compensation for I-Bankers Securities in this offering, in the amount of one percent of this offering.

The underwriter and any dealers may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

UQM TECHNOLOGIES, INC.

720,000 Shares of Common Stock

Prospectus Supplement dated October 15, 2003.

UQM TECHNOLOGIES, INC.

Common Stock

Warrants to Purchase Common Stock

___________

We may offer and sell the securities listed above with an aggregate offering price up to $10 million in connection with this prospectus. We will provide specific terms of these offerings and securities in supplements to this prospectus.

Our common stock is listed on the American Stock Exchange under the symbol "UQM." On April 11, 2002, the last reported sale price on the American Stock Exchange was $4.37 per share.

Investing in our common stock involves certain risks. See "Risk Factors" beginning on page 1 of this prospectus.

You should read this prospectus and any supplement to this prospectus carefully before you invest.

__________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

__________________

We may offer the securities in amounts, at prices and on terms determined at the time of the offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

The address and telephone number of our principal executive offices are 425 Corporate Circle, Golden, Colorado 80401, (303) 278-2002.

__________________

Prospectus dated April 11, 2002.

The terms "we," "us," "our" and similar terms refer to UQM Technologies, Inc.

__________________

TABLE OF CONTENTS
Prospectus
Risk Factors	1
About This Prospectus	3
Where You Can Find More Information	4
Cautionary Statement About Forward-Looking Statements	5
UQM Technologies, Inc.	5
Dilution	6
Use of Proceeds	6
Determination of Offering Price	6
Description of Capital Stock	6
Description of Warrants	7
Plan of Distribution	8
Legal Matters	9
Experts	9

RISK FACTORS

You should carefully consider the following factors and other information in this prospectus and the information incorporated by reference before investing in our securities.

We have incurred significant operating losses and may continue to do so.

We have incurred significant operating losses as shown in the following tables:
	Quarter ended December 31,		Nine Months ended December 31,
	2001	2000	2001	2000
Net loss	$579,750	$ 429,539	$ 3,856,310	$ 1,838,107
	Fiscal Year Ended March 31,
	2001	2000	1999
Net loss	$ 3,140,122	$ 6,471,807	$ 3,754,070

We have had accumulated deficits as follows:
March 31, 2001	$ 35,164,723
March 31, 2000	$ 32,024,601
December 31, 2001	$ 39,021,033

In the future we plan to make additional investments in product development and commercialization which is likely to cause us to remain unprofitable.

The current economic downturn has resulted in a reduction in our contract manufacturing service revenue and future reductions could further adversely affect our financial condition, results of operations and liquidity.

Our electronic products segment manufactures products to customers' design specifications as a contract manufacturer. We purchase inventory on behalf of customers for which the customer is financially obligated in the event his production order with us is cancelled or otherwise not fulfilled. Some of our customers have experienced downturns in their businesses as a result of deteriorating general economic conditions and other factors. In addition, our electronics manufacturing contracts generally do not include minimum purchase requirements and during economic downturns such as we have experienced in the current fiscal year, some of our customers have reduced and may continue to reduce their orders for our services and our electronics manufacturing revenue has declined and may continue to decline. Our loan agreements have terms limiting borrowings to certain percentages of eligible accounts receivable and inventory. If customers were not to honor financial obligations for the inventory we hold for them, or not pay the accounts receivable due from them, we would be required to repay a portion of the loan in order to be in compliance with our borrowing limitation provisions and operating performance of our loan agreement covenants. We cannot assure you that we would then be able to obtain waivers of such covenants or to obtain replacement financing on terms acceptable to us. In such a circumstance, we would have to curtail certain of our operations which could result in lower revenue levels and additional operating losses. To the extent our customers experience financial difficulties sufficient to impair their ability to honor their financial commitments, or reduce their orders, we could experience a material adverse change in our financial condition, results of operations and liquidity.

Most of our net sales come from three customers, one of which we are losing. Reductions in purchases by either of the remaining two significant customers could further negatively impact our financial condition, results of operations and liquidity.

A significant portion of our total revenue has historically been concentrated among three large customers, Tyco International, HandEra, Inc. and Invacare Corporation. HandEra has informed us that following the sale of the remaining units it has ordered from us, HandEra will no longer offer for sale the product we have been manufacturing for HandEra. We are in the process of completing shipments to HandEra under an existing binding purchase order and expect to generate revenue of approximately $825,000 during the five months beginning January 1, 2002 and ending May 31, 2002, after which we expect no further revenue from HandEra. Revenue from HandEra during the quarter and nine months ended December 31, 2001 declined substantially to $539,288 and $1,676,182, respectively, from the comparable prior year levels of $2,210,317 and $4,408,535, respectively. The loss of either of the two remaining significant customers or a significant reduction in revenue from these customers could cause us to experience a material adverse change in our financial condition, results of operations and liquidity.

The failure by our customers to adapt their products to rapidly changing competitive conditions could harm our business.

Most of our sales are to companies in the electronics industry, which is subject to rapid technological change and product obsolescence. If our customers are unable to create products that keep pace with the changing technological environment, our customers' products could become obsolete and the demand for our manufacturing services could decline significantly, causing a material adverse change in our financial condition, results of operations and liquidity.

Our operating losses and working capital requirements could consume our current cash balances.

We expect to have operating losses during fiscal 2002. Cash balances stood at $2,254,768 at December 31, 2001.  If our losses become larger, they could consume some or all of our current cash balances. During several fiscal years prior to fiscal 2002, we experienced substantial growth in our revenue, which increased our working capital requirements. Should future growth resume at a similar rate or an accelerated rate, the working capital requirements to fund our operations and pursue acquisition opportunities may consume our existing cash balances.

Our government contracts can be cancelled with little or no notice and could restrict our ability to commercialize our technology.

Some of our technology has been developed under government funding by the United States. In some cases, government agencies in the United States can require us to obtain or produce components for our systems from sources located in the United States rather than foreign countries. Our contracts with government agencies are also subject to the risk of termination at the convenience of the contracting agency and in some cases grant "march-in" rights to the government. March-in rights are the right of the United States government or the applicable government agency, under limited circumstances, to exercise a non-exclusive, royalty-free, irrevocable worldwide license to any technology developed under contracts funded by the government to facilitate commercialization of technology developed with government funding if we fail to commercialize the developed technology. The implementation of restrictions on our sourcing of components or the exercise of march-in rights by the government or an agency of the government could restrict our ability to commercialize our technology.

We face intense competition in our motor development and may be unable to compete successfully.

In developing electric motors for use in vehicles, wheelchairs and other applications, we face competition from very large domestic and international companies, including the world's largest automobile manufacturers. These companies have far greater resources to apply to research and development efforts than we have, and they may independently develop motors that are technologically more advanced than ours.

If we are unable to protect our patents and other proprietary technology, we will be unable to prevent third parties from using our technology, which would impair our competitiveness and ability to commercialize our products. In addition, the cost of enforcing our proprietary rights may be expensive and result in increased losses.

Our ability to compete effectively against other companies in our industry will depend, in part, on our ability to protect our proprietary technology. Although we have attempted to safeguard and maintain our proprietary rights, we do not know whether we have been or will be successful in doing so. We have historically pursued patent protection in a limited number of foreign countries where we believe significant markets for our products exist or where potentially significant competitors have operations. It is possible that a substantial market could develop in a country where we have not received patent protection and under such circumstances our proprietary products would not be afforded legal protection in these markets. Further, our competitors may independently develop or patent technologies that are substantially equivalent or superior to ours. We cannot assure you that additional patents will be issued to us or, if they are issued, as to the scope of their protection. Patents granted may not provide meaningful protection from competitors. Even if a competitor's products were to infringe patents owned by us, it would be costly for us to pursue our rights in an enforcement action, it would divert funds and resources which otherwise could be used in our operations and we cannot assure you that we would be successful in enforcing our intellectual property rights. In addition, effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country where we may operate or sell our products in the future.

If third parties assert technology infringement claims against us, the defense of the claims could involve significant legal costs and require our management to divert time and attention from our business operations. If we are unsuccessful in defending any claims of infringement, we may be forced to obtain licenses or to pay royalties to continue to use our technology. We may not be able to obtain any necessary licenses on commercially reasonable terms or at all. If we fail to obtain necessary licenses or other rights, or if these licenses are costly, our results of operations may suffer either from reductions in revenues through our inability to serve customers or from increases in costs to license third-party technologies.

Use of our motors in vehicles and wheelchairs could subject us to product liability claims, and product liability insurance claims could cause an increase in our insurance rates or could exceed our insurance limits, which could impair our financial condition, results of operations and liquidity.

Because some of our motors are designed to be used in vehicles and wheelchairs, and because vehicle and wheelchair accidents can cause injury to persons and property, we are subject to a risk of claims for product liability. We carry product liability insurance of $1 million covering all of our products. If we were to experience a large insured loss, it might exceed our coverage limits, or our insurance carriers could decline to further cover us or raise our insurance rates to unacceptable levels, any of which could impair our financial position and results of operations.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $10 million. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the securities to be sold. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by our company in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described in the following section.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 233 Broadway, New York, New York 10279 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the SEC's public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

Our common stock is listed on the American Stock Exchange under the symbol "UQM." Our reports, proxy statements and other information may be read and copied at the American Stock Exchange at 86 Trinity Place, New York, NY 10006.

The SEC allows our company to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities or until we terminate this offering:

  our Annual Report on Form 10-K for the year ended March 31, 2001, filed June 15, 2001, as amended by Form 10-K/A filed February 15, 2002;
  our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed July 24, 2001, as amended by Form 10-Q/A filed February 15, 2002;
  our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, filed November 13, 2001, as amended by Form 10-Q/A filed February 15, 2002;
  our Quarterly Report on Form 10-Q for the quarter ended December 31, 2001, filed February 4, 2002, as amended by Form 10-Q/A filed February 15, 2002 and by Form 10-Q/A filed March 4, 2002;
  our Current Report on Form 8-K filed January 26, 2002;
  the description of our common stock contained in our Form 8-A, file no. 1-10869.

You may request a copy of these filings at no cost, by writing our company at the following address or telephoning our company at the following number:

Donald A. French
425 Corporate Circle
Golden, Colorado 80401
(303) 278-2002

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of those documents.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents we incorporate by reference contain statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements appear in a number of places in this prospectus and the documents we incorporate by reference and include statements regarding our plans, beliefs or current expectations, including those plans, beliefs and expectations of our officers and directors with respect to, among other things, the development of markets for our products. Important risk factors that could cause actual results to differ from those contained in the forward-looking statements include our ability to be profitable, our ability to obtain additional financing, our reliance on major customers and suppliers, our ability to commercialize our products, our ability to manage growth and the possibility that product liability insurance may become unavailable to us.

UQM TECHNOLOGIES, INC.

We operate our business in three segments: 1) technology - which encompasses the further advancement and application of our proprietary motors, generator, power electronics and software; 2) mechanical products - which encompasses the manufacture of motors; and 3) electronic products - which encompasses the manufacture of electronic printed circuit assemblies, wire harnesses and complete electronic box builds.

For the nine months ended December 31, 2001, the revenue of our technology business ($2,698,734 or 16.0% of our total revenues) came from funded contract research and development services performed for strategic partners, customers and the U.S. government directed toward either the advancement of our proprietary technology portfolio or the application of proprietary technology to customer's products; the revenue of our mechanical products business ($3,100,715 or 18.4% of our total revenues) came from the manufacture and sale of electric motors incorporating our proprietary technology; and the revenue of our electronic products business ($11,097,801 or 65.6% of our total revenues) came from the contract manufacture of electronic products designed by others.

Our primary goal is to incorporate our advanced electric motor and generator technology into products aimed at high growth and emerging markets including power systems for clean electric, hybrid electric and fuel cell electric on-road and off-road vehicles, vehicle auxiliaries including 42 volt systems and environmentally friendly, distributed power generators.

We acquired our electronics contract manufacturing business and a contract manufacturer of gears and gear assemblies in 1998 to support our primary goal by providing manufacturing capability and capacity for the future commercialization of our proprietary products. Pending the further commercialization of our technology, our contract manufacturing operations provide our primary source of revenue.

Our common stock trades on the American, Chicago, Pacific, Frankfurt and Berlin stock exchanges under the symbol "UQM".

DILUTION

The market price of our stock on April 11, 2002 quoted by the American Stock Exchange was $4.37. If we sell our common stock at or near its current market price, investors will experience dilution, measured by the difference between the purchase price of the securities sold and the adjusted net tangible book value per share after the offering. Net tangible book value per share of common stock on any given date is determined by dividing the net tangible book value (total tangible assets less total liabilities), by the number of shares of common stock outstanding. At December 31, 2001, our net tangible book value was $6,813,244, or $0.39 per share of common stock outstanding. If we had sold $10,000,000 of our common stock at $4.37 per share on that date (less assumed underwriting commissions and other expenses of the offering), our adjusted net tangible book value at December 31, 2001 would have been $13,997,084, or $0.72 per share, representing an immediate increase in net tangible book value of $0.33 per share to existing stockholders and an immediate dilution of $3.65 per share to purchasers of common stock in this offering. If we were to sell less than $10,000,000 of securities, the dilution would be greater.

The following table illustrates this example on a per share basis:
Assumed common stock purchase price	$4.37
Net tangible book value before the offering	$0.39
Increase attributable to new investors	$0.33
Adjusted net tangible book value after the offering	$0.72
Dilution to purchasers	$3.65

The example excludes 2,721,803 shares which were subject to outstanding options and warrants as of December 31, 2001, at exercise prices ranging from $2.25 to $8.75 per share. To the extent these securities are exercised there may be further dilution to new investors.

USE OF PROCEEDS

Except as may otherwise be described in the prospectus supplement relating to an offering of securities, we will use the net proceeds from the sale of the securities offered under this prospectus and the prospectus supplement for possible pay-down of our outstanding debt and for general corporate purposes, including working capital, funding future growth, acquisitions and other business opportunities. Pending application of the proceeds, we may invest the proceeds in short-term, interest-bearing investments. We will determine any specific allocation of the net proceeds of an offering of securities to a specific purpose at the time of the offering and will describe the allocation in the related prospectus supplement.

DETERMINATION OF OFFERING PRICE

We will include in a prospectus supplement information about how we determined the offering price of securities issued by us under this prospectus.

DESCRIPTION OF CAPITAL STOCK

Pursuant to our restated articles of incorporation, our authorized capital stock consists of 50,000,000 shares of common stock. As of April 3, 2002, we had 17,679,848 shares of common stock outstanding.

Our outstanding shares of common stock are listed on the American Stock Exchange under the symbol "UQM". Any additional common stock we issue will also be listed on the AMEX.

All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we issue will also be fully paid and non-assessable.

Our common shareholders are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of our common shareholders. Our common shareholders do not have preemptive or cumulative voting rights.

Our common shareholders are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for the payment of dividends. We do not intend to pay cash dividends on our common stock in the foreseeable future. Upon our liquidation, dissolution or winding up, our common shareholders are entitled to receive ratably our net assets available after payment of all of our debts and other liabilities. Our common shareholders do not have any preemptive, subscription, redemption or conversion rights.

We will notify common shareholders of any shareholders' meetings according to applicable law. If we liquidate, dissolve or wind-up our business, either voluntarily or not, common shareholders will share equally in the assets remaining after we pay our creditors.

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock is Computershare Investor Services.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our common stock. Warrants may be issued independently or together with common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement, all as set forth in the prospectus supplement relating to the particular issue of warrants.

The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

Reference is made to the prospectus supplement relating to the particular issue of warrants offered thereby for the terms of and information relating to such warrants, including, where applicable:

  the number of shares of common stock purchasable upon the exercise of warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;
  the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;
  the amount of warrants outstanding as of the most recent practicable date; and
  any other terms of such warrants.

Warrants will be issued in registered or book-entry form. The exercise price for warrants will be subject to adjustment in accordance with the applicable prospectus supplement.

Each warrant will entitle the holder thereof to purchase such number of shares of common stock at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants to purchase common stock, holders of such warrants will not have any of the rights of holders of common stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the common stock purchasable upon such exercise, or to exercise any applicable right to vote.

PLAN OF DISTRIBUTION

We may sell any of the securities being offered in any one or more of the following ways from time to time:

  through agents;
  to or through underwriters;
  through dealers; and
  directly by us.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. If our securities are distributed through an "at-the-market" offering, or if the securities laws otherwise require, we will file a post-effective amendment to the registration statement of which this prospectus forms a part.

Offers to purchase securities may be solicited by agents designated by us. Any agent involved in the offer or sale of the securities will be named, and any commissions payable by us to the agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, the agent will be acting on a reasonable best efforts basis for the period of its appointment. The agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, of the securities so offered and sold.

If securities are sold by means of an underwritten offering, we will execute an underwriting agreement with underwriters at the time an agreement for the sale is reached. In that case, the names of the specific managing underwriter or underwriters, as well as any other underwriters, the amounts underwritten and the term of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, will be set forth in the prospectus supplement which will be used by the underwriters to make resales of the securities. In some cases, securities laws may require us to file the supplement as a post-effective amendment to our registration statement. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. Unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to conditions precedent and that the underwriters will be obligated to purchase all the securities if any are purchased.

We may grant to the underwriters options to purchase additional securities to cover any over-allotments at the public offering price, with additional underwriting commissions or discounts, as may be set forth in the prospectus supplement.

If a dealer is used in the sale of the securities, we will sell the securities to the dealer as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The dealer may be deemed to be an underwriter, as the term is defined in the Securities Act, of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the prospectus supplement.

Offers to purchase securities may be solicited directly by us and may be sold by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale. The terms of the sales will be described in the prospectus supplement.

Agents, underwriters and dealers firms may be entitled under agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution for payments that the agents, underwriters and dealers firms may be required to make.

Any warrants we issue will have no established trading market. No assurance can be given as to the liquidity of the trading market for any of the securities.

Agents, underwriters and dealers firms may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

The validity of the securities offered will be passed on for us by Holme Roberts & Owen LLP, Denver, Colorado. We will identify in a prospectus supplement any underwriters' counsel.

EXPERTS

Our consolidated financial statements as of March 31, 2001 and 2000, and for each of the years in the three year period ended March 31, 2001, which appear in our Annual Report on Form 10-K/A for the year ended March 31, 2001, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP and Horwath and Company (Taiwan), independent certified public accountants, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

The financial statements of Taiwan UQM Electric Co. Ltd. as of December 31, 1998 and 1997 and for each of the years in the two-year period ended December 31, 1998, which appear in our Annual Report on Form 10-K/A for the year ended March 31, 2001, have been incorporated by reference herein in reliance upon the report of Horwath Chien Hsing & First (Taiwan), independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$10,000,000

UQM TECHNOLOGIES, INC.

Common Stock

Warrants to Purchase Common Stock

Prospectus dated April 11, 2002.